August 31, 2022	Contact:	Lisa Weeks
843-383-7524
lisa.weeks@sonoco.com

Sonoco Announces Resignation of Board Member

HARTSVLLE, S.C., U.S. – August 31, 2022 – Sonoco (NYSE: SON), one of the largest global sustainable packaging companies, today announced that Sundaram Nagarajan, a member of the Board of Directors, has made the decision to step down from the Board, effective immediately.

Nagarajan was appointed a Director of Sonoco in 2015 and is President and Chief Executive Officer and a member of the board of directors of Nordson Corporation (NASDAQ:NDSN), an innovative precision technology company that leverages a scalable growth framework thru an entrepreneurial, division led organization to deliver top tier growth with leading margins and returns. In his letter of resignation, Nagarajan cited personal reasons for resigning from Sonoco’s Board.

“Naga has been a valuable member of the Board and we have appreciated his experience, thoughtful insights, and impactful guidance as a Board member”, said John R. Haley, Sonoco Chairman of the Board. “On behalf of the Board of Directors, I thank Naga for his service and commitment to Sonoco and we wish him all the best in the future.”

About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

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